Exhibit 99.1

CONTACTS:

Investors: Peggy Reilly Tharp	Media: Carter Cromley
(314) 628-7491	(703) 667-6110
peggy.tharp@savvis.net	carter.cromley@savvis.net

Savvis Reports Improvement in Revenue for 2009

Fourth Quarter and Full Year 2009 Adjusted EBITDA*

Up 7% Quarterly and 19% Annually

ST. LOUIS, February 3, 2010 – Savvis, Inc. (NASDAQ:SVVS), a global leader in outsourced internet infrastructure services for enterprises, today reported its fourth quarter 2009 financial results, with revenue of $219.8 million, compared to $222.4 million in the fourth quarter of 2008. Adjusted EBITDA was $54.9 million, compared to $52.0 million of adjusted EBITDA in the fourth quarter of 2008.

Income from operations for the fourth quarter of 2009 was $10.4 million, compared to $15.0 million in the fourth quarter of 2008. The company reported a net loss of ($5.4) million, or ($0.10) per share, in the fourth quarter of 2009, compared to a fourth quarter 2008 net loss of ($0.3) million, or ($0.01) per share.

For full year 2009, revenue was $874.4 million, up 2% when compared to full year 2008 revenue of $857.0 million. Adjusted EBITDA for 2009 was $220.0 million, up 19% over the $184.6 million reported in 2008. Leveraged free cash flow* in 2009 was $50.1 million, up significantly compared to ($90.6) million in the prior year. The improvement in leveraged free cash flow is due to a reduction in capital expenditures in 2009, following the completion of the company’s global data center expansion in 2008.

Compared to full year 2008 income from operations of $26.5 million, Savvis reported income from operations of $40.1 million in 2009. The company reported a net loss of ($20.8) million in 2009, an improvement over its 2008 net loss of ($22.0) million. For full year 2009, Savvis had a net loss per share of ($0.39), compared to a net loss per share of ($0.41) in 2008.

“In the fourth quarter, Savvis recorded its best bookings in 18 months,” said Jim Ousley, interim chief executive officer of Savvis. “The fourth quarter included a $33 million, five-year deal to provide outsourcing to a global, information distribution services company. In addition, we saw strong sales in the financial and media verticals, as well as with our cloud offerings. We are pleased with the sequential revenue growth in the fourth quarter, particularly in our Hosting segment.”

Fourth Quarter Financial Results

US dollars in millions	Three months ended
	12/31/09	9/30/09	12/31/08
Hosting	$154.7	$148.1	$150.9
Network	$65.1	$65.1	$71.5

Total Revenue	$219.8	$213.2	$222.4

Cost of Revenue(1)	$120.4	$117.9	$123.7
SG&A Expenses(1)	$50.5	$52.6	$48.8
Non-Cash, Equity-Based Compensation(1)	$6.0	$8.5	$2.0
Income from Operations	$10.4	$4.5	$15.0
Net Income (Loss)(2)	$(5.4)	$(9.9)	$(0.3)

Adjusted EBITDA	$54.9	$51.2	$52.0
Adjusted EBITDA Margin	25%	24%	23%

(1)	Both cost of revenue and SG&A expenses exclude depreciation, amortization and accretion and include non-cash, equity-based compensation. Total non-cash, equity-based compensation attributed to cost of revenue for the three months ended December 31, 2009, September 30, 2009, and December 31, 2008, was $1.1 million, $1.5 million and $0.1 million and to SG&A expenses was $4.9 million, $7.0 million and $1.9 million, respectively.
(2)	Net income (loss) is restated from amounts reported in the prior year, due to Savvis’ adoption of new accounting guidance for certain convertible securities. Interest expense increased $3.3 million for the three months ended December 31, 2008.

Fourth Quarter Overview

Total Savvis revenue for the fourth quarter was $219.8 million. Revenue was up 3%, compared to third quarter 2009 revenue of $213.2 million. For the fourth quarter of 2009, income from operations of $10.4 million was up significantly, when compared to the $4.5 million recorded in the third quarter of 2009.

A consolidated net loss of ($5.4) million was recorded in the fourth quarter of 2009, compared to a net loss of ($9.9) million in the third quarter of 2009. Savvis recorded a loss per share of ($0.10) in the fourth quarter of 2009, compared to a loss per share of ($0.18) in the third quarter of 2009.

Adjusted EBITDA was $54.9 million for the fourth quarter of 2009. This amount represented a 7% increase from the $51.2 million of adjusted EBITDA that was recorded in the third quarter of 2009.

Hosting

US dollars in millions	Three months ended
	12/31/09	9/30/09	12/31/08
Colocation	$86.9	$85.3	$83.2
Managed Services	$67.8	$62.8	$67.7

Total Hosting Revenue	$154.7	$148.1	$150.9
Percentage Change		4%	2%

Overall Hosting revenue was $154.7 million in the fourth quarter, up 2% on a year-over-year basis. On a quarter-over-quarter basis, Hosting revenue was up 4%.

For the quarter, Managed Services contributed $67.8 million to overall Hosting revenue, or 44%, and included $2.2 million in early termination fees. Managed Services revenue was up 8%, on a quarterly basis, and positive trends in cloud revenue contributed to the fourth quarter improvement. On an annual basis, Managed Services revenue was flat. Excluding fourth quarter 2008 revenue of $5.2 million from the American Stock Exchange, Managed Services revenue was up 8%, year-over-year.

Colocation contributed $86.9 million to overall Hosting revenue in the quarter, or 56%. Year-over-year, Colocation revenue grew 4%. On a quarter-over-quarter basis, colocation revenue growth was 2%. As expected, Savvis saw several colocation customers transition to their own underutilized data centers late in the fourth quarter. This churn will result in a first quarter 2010 sequential quarterly decline in colocation revenue of $6.1 million.

Network

US dollars in millions	Three months ended
	12/31/09	9/30/09	12/31/08
Core	$31.4	$28.6	$24.7
Sustaining	$33.7	$36.4	$46.8

Total Network Revenue	$65.1	$65.0	$71.5
Percentage Change		0%	(9)%

Overall Network revenue was $65.1 million in the fourth quarter and was down (9%) on an annual basis. On a quarterly basis, Network revenue was flat, as the company began to see some initial results from its long-term strategy to focus on Core Network customers, which are generally associated with its data centers.

For the quarter, Core Network contributed $31.4 million to overall Network revenue, or 48%. Core Network revenue was up 27%, on a year-over-year basis, and was up 10%, on a quarter-over-quarter basis. Core Network includes network revenue from Thomson Reuters and from other financial vertical and data center customers, who also purchase bundled network and hosting services.

Sustaining Network contributed $33.7 million to overall Network revenue in the quarter, or 52%. Year-over-year, Sustaining Network revenue declined (28%). On a quarter-over-quarter basis, Sustaining Network revenue was down (7%). Sustaining Network includes revenue from network services that are either in slower growth or declining markets or are not directly tied to the future growth of the company’s Hosting and Network businesses.

Highlights

The financial vertical represented 26% of total revenue, or $57.7 million, in the fourth quarter of 2009. Revenue in the quarter was down (2%), compared to the fourth quarter of 2008, and up 7%, compared to the third quarter of 2009. Savvis saw sequential improvement in its proximity hosting business and overall good growth in the financial vertical, in the fourth quarter.

Also during the quarter, Savvis reported cloud revenue of $2.5 million, up 25% on a quarter-over-quarter basis and 105% year-over-year. In addition, Savvis announced that it had expanded its progressive relationship with Cisco to include the use of the Cisco Unified Computing System (UCS) in its Symphony Virtual Private Data Center (VPDC) cloud offering.

In the fourth quarter, Savvis brought new Software-as-a-Service (SaaS) customers on board, including Peopleclick. Its database of more than 90 million resumes will be powered by Savvis. As part of the three-year agreement, Peopleclick is deploying Savvis’ SaaS IT infrastructure solution, which is hosted from multiple Savvis data centers in the United States and the United Kingdom. SaaS revenue in the fourth quarter was $19.3 million, up 3% on a quarter-over-quarter basis and 31% year-over-year.

In addition to new relationships, Savvis saw existing client relationships grow stronger, during the fourth quarter. The Thomson Reuters collaboration, which was announced in the quarter, is ahead of plan. This relationship showed revenue growth, and it is contributing to the company’s Hosting and Network revenue. At present, the Thomson Reuters solution is deployed in five of the anticipated six data centers, with Frankfurt expected online by the end of the first quarter of 2010.

Cash Flow and Balance Sheet

Net cash provided by operating activities was $57.5 million in the fourth quarter of 2009, compared to $44.9 million in the fourth quarter of 2008. Cash capital expenditures for the fourth quarter of 2009 totaled $57.1 million.

The company’s cash position at December 31, 2009, was $160.8 million, compared to $163.5 million at September 30, 2009. As of December 31, 2009, the long-term debt and capital leases for Savvis (net of current portion) totaled $600.0 million. During the fourth quarter, the company expanded its existing footprint at its CH4 data center, in downtown Chicago, by 50% and lengthened the term of the lease. This resulted in an increase in capital lease obligations, as CH4 was reclassified as a capital lease valued at $37.8 million, in aggregate.

Full Year Financial Results

US dollars in millions	12 months ended
	12/31/09	12/31/08	% change
Colocation	$341.3	$304.3	12%
Managed Services	$266.0	$260.2	2%

Hosting	$607.3	$564.5	8%
Core	$112.6	$89.6	26%
Sustaining	$154.5	$202.9	(24)%

Network Services	$267.1	$292.5	(9)%

Total Revenue	$874.4	$857.0	2%

Cost of Revenue(1)	$480.3	$483.1	1%
SG&A Expenses(1)	$203.2	$212.3	4%
Non-Cash, Equity-Based Compensation(1)	$29.1	$23.0	(27)%
Income from Operations	$40.1	$26.5	51%
Net Income (Loss)(2)	$(20.8)	$(22.0)	5%

Adjusted EBITDA	$220.0	$184.6	19%
Adjusted EBITDA Margin	25%	22%	~360 bps

(1)	Both cost of revenue and SG&A expenses exclude depreciation, amortization and accretion and include non-cash, equity-based compensation. Total non-cash, equity-based compensation attributed to cost of revenue for the 12 months ended December 31, 2009, and December 31, 2008, was $5.5 million and $3.3 million and to SG&A expenses was $23.6 million and $19.6 million, respectively.
(2)	Net income (loss) is restated from amounts reported in the prior year, due to Savvis’ adoption of new accounting guidance for certain convertible securities. Interest expense increased $12.8 million for the year ended December 31, 2008.

Full Year Highlights

In 2009, Savvis continued as a leader in the financial vertical, when it added Chi-X Canada, the Turquoise Multilateral Trading Facility in Europe, and Credit Suisse CrossFinder as Savvis connectivity options. The company also announced that BATS Global Markets expanded its hosting space in Savvis’ Weehawken, NJ, data center and expanded its footprint within the Savvis Docklands data center in London. Outside the financial vertical, Savvis announced big customer wins in the areas of SaaS and media, among others.

Savvis was positioned in the Leaders Quadrant in the Web Hosting and Hosted Cloud System Infrastructure Services Magic Quadrant, in 2009. The Gartner Magic Quadrant is widely recognized as one of the most influential reports for enterprises seeking to evaluate hosting vendors. Its evaluation is based on completeness of vision, including market understanding, product strategy and innovation, and assesses ability to execute, which includes operations and overall viability, among other criteria.

Significant year-over-year trends for Savvis include Hosting revenue growth of 8% and a 26% improvement in Core Network revenue. In the financial vertical, 2009 revenue was $229.1 million, up 3% over 2008. The company’s cloud revenue for 2009 was $7.4 million, which was up 93% over 2008. SaaS 2009 revenue of $70.7 million was up 38%, year-over-year.

Financial Outlook

“We look forward to quarterly sequential growth beginning in the second quarter and continuing throughout 2010,” said Greg Freiberg, chief financial officer for Savvis. “However, we still expect the colocation churn we experienced late in the fourth quarter to impact sequential revenue and adjusted EBITDA growth in the first quarter.”

Savvis currently expects the following for full year 2010:

•	Adjusted EBITDA of $205 to $225 million

•	Total cash capital expenditures of $180 to $200 million, including approximately $53 million for data center expansion

•	Cash interest expense (net) of approximately $40 to $50 million

Investor Conference Call

Savvis will webcast an investor conference call at 10:00 a.m. ET today, February 3, 2010. Both the webcast and supporting presentation will be available at savvis.net on the Investor Relations page. A live conference call will also be available by telephone at (866) 253-6509 for financial analysts in North America or (703) 639-1208 for international analysts. A replay will be available on the Web site for six months. Investors may also access the replay by telephone through Monday, February 15, by dialing (888) 266-2081 in North America or (703) 925-2533 internationally and using the access code 1424739.

About Savvis

Savvis, Inc. (NASDAQ:SVVS) is a global leader in outsourced internet infrastructure services for enterprises. More than 4,000 customers, including 40 percent of the top 100 companies in the Fortune 500, use Savvis to reduce capital expense, improve service levels and harness the latest advances in cloud computing. For more information visit www.savvis.net.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from Savvis’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in Savvis’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2008, and subsequent filings. Those risk factors include, but are not limited to, uncertainties in economic conditions, including conditions that could pressure enterprise IT spending; introduction of, demand for and market acceptance of Savvis’ products and services; whether or not Savvis is able to sign additional outsourcing deals; variability in pricing for those products and services; merger and acquisition activity by Savvis customers or other customer activity that affects the level of business done with Savvis; rapid evolution of technology; changes in the operating environment; and changes or proposed changes in, or introduction of new, regulatory schemes or environments that impact Savvis and/or its customers’ businesses. The forward-looking statements contained in this document speak only as of the date of publication, February 3, 2010. Subsequent events and developments may cause the company’s forward-looking statements to change, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

* Non-GAAP Measures

Savvis includes information pertaining to certain non-GAAP measures in conjunction with reporting of its quarterly and year-end financial results. “Adjusted EBITDA” represents income from operations before depreciation, amortization and accretion, gains and losses on sales of assets, and non-cash, equity-based compensation. We have included information concerning adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. “Leveraged free cash flow” (formerly known as adjusted free cash flow) represents adjusted EBITDA less cash capital expenditures and less cash interest, net. We have included information concerning leveraged free cash flow because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. “Cash return on capital employed” represents operating cash flow divided by capital employed (short-term and long-term debt plus equity). We have included information concerning cash return on capital employed because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and its efficient use of capital. We do not provide forward looking guidance for certain financial data, such as income from operations, depreciation, amortization and accretion, non-cash, equity-based compensation, and interest income. As a result, we are unable to provide a reconciliation of non-GAAP measures, such as adjusted EBITDA, leveraged free cash flow and cash return on capital employed for forward looking data, including 2010 full-year guidance. The calculations of adjusted EBITDA, leveraged free cash flow and cash return on capital employed are not specified by United States generally accepted accounting principles. Our calculations of adjusted EBITDA, leveraged free cash flow and cash return on capital employed may not be comparable to similarly-titled measures of other companies.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Revenue	$219,819	$222,454	$874,414	$857,041
Operating Expenses:
Cost of revenue (including non-cash, equity-based compensation of $1,068, $65, $5,498 and $3,339) (1)	120,428	123,672	480,335	483,054
Sales, general and administrative expenses (including non-cash, equity-based compensation of $4,882, $1,892, $23,604 and $19,630) (1)	50,454	48,762	203,158	212,331
Depreciation, amortization and accretion	38,519	35,003	150,854	135,123

Total Operating Expenses	209,401	207,437	834,347	830,508

Income from Operations	10,418	15,017	40,067	26,533
Other (income) and expense	14,916	14,904	58,184	45,503

Income (Loss) before Income Taxes	(4,498)	113	(18,117)	(18,970)
Income tax expense	861	407	2,729	2,996

Net Income (Loss)	$(5,359)	$(294)	$(20,846)	$(21,966)

Net Income (Loss) per Common Share
Basic	$(0.10)	$(0.01)	$(0.39)	$(0.41)

Diluted	$(0.10)	$(0.01)	$(0.39)	$(0.41)

Weighted-Average Common Shares Outstanding (2)
Basic	54,036	53,460	53,786	53,317

Diluted	54,036	53,460	53,786	53,317

(1)	Excludes depreciation, amortization and accretion, which is reported separately.
(2)	For the three months and years ended December 31, 2009, and 2008, the effect of including the incremental shares associated with the Convertible Notes, options, unvested restricted preferred units, unvested restricted stock units, and unvested restricted stock awards are anti-dilutive, and as such, are not included in the diluted weighted-average common shares outstanding.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2009	December 31, 2008
ASSETS

Current Assets:
Cash and cash equivalents	$160,815	$121,284
Trade accounts receivable, net	45,754	51,745
Prepaid expenses and other current assets	21,217	23,641

Total Current Assets	227,786	196,670

Property and equipment, net	783,852	736,646
Other non-current assets	13,120	16,379

Total Assets	$1,024,758	$949,695

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Payables and other trade accruals	$52,710	$41,538
Current portion of long-term debt and lease obligations	17,479	13,049
Other accrued liabilities	68,314	71,675

Total Current Liabilities	138,503	126,262

Long-term debt, net of current portion	376,089	360,249
Capital and financing method lease obligations, net of current portion	223,897	191,419
Other accrued liabilities	76,452	71,588

Total Liabilities	814,941	749,518

Stockholders’ Equity:
Common stock	545	535
Additional paid-in capital	862,834	834,882
Accumulated deficit	(634,429)	(613,583)
Accumulated other comprehensive loss	(19,133)	(21,657)

Total Stockholders’ Equity	209,817	200,177

Total Liabilities and Stockholders’ Equity	$1,024,758	$949,695

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Cash Flows from Operating Activities:
Net income (loss)	$(5,359)	$(294)	$(20,846)	$(21,966)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	38,519	35,003	150,854	135,123
Non-cash, equity-based compensation	5,950	1,957	29,102	22,969
Accrued interest, net	(1,702)	(354)	4,578	5,260
Amortization of debt discount	3,691	3,401	14,319	13,194
Other, net	16	649	943	852
Net changes in operating assets and liabilities:
Trade accounts receivable, net	859	5,587	6,331	(1,241)
Prepaid expenses and other current and non-current assets	6,458	2,781	5,893	(5,591)
Payables and other trade accruals	7,597	(6,192)	2,322	(1,360)
Other accrued liabilities	1,441	2,340	(7,015)	(1,682)

Net cash provided by operating activities	57,470	44,878	186,481	145,558

Cash Flows from Investing Activities:
Payments for capital expenditures	(57,132)	(36,889)	(132,936)	(246,166)

Net cash used in investing activities	(57,132)	(36,889)	(132,936)	(246,166)

Cash Flows from Financing Activities:
Proceeds from long-term debt	—	5,845	2,865	62,292
Payments for employee taxes on equity-based instruments	(130)	(15)	(1,749)	(2,298)
Payments for debt issuance costs	—	(750)	—	(1,885)
Principal payments on long-term debt	(1,650)	(1,648)	(6,600)	(5,129)
Principal payments under capital lease obligations	(1,055)	(1,673)	(7,145)	(5,825)
Other, net	(712)	—	(1,844)	907

Net cash provided by (used in) financing activities	(3,547)	1,759	(14,473)	48,062

Effect of exchange rate changes on cash and cash equivalents	526	(4,511)	459	(9,311)

Net Increase (Decrease) in Cash and Cash Equivalents	(2,683)	5,237	39,531	(61,857)
Cash and Cash Equivalents, Beginning of Period	163,498	116,047	121,284	183,141

Cash and Cash Equivalents, End of Period	$160,815	$121,284	$160,815	$121,284

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$11,586	$11,276	$37,228	$32,380

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Financial Information

(in thousands)

	Three Months Ended			Year Ended December 31,
	December 31,		September 30, 2009
	2009	2008		2009	2008
Segment Revenue:
Hosting	$154,664	$150,917	$148,155	$607,296	$564,509
Network	65,155	71,537	65,056	267,118	292,532

Total Revenue	$219,819	$222,454	$213,211	$874,414	$857,041

Segment Adjusted EBITDA:
Hosting	$59,326	$57,901	$55,582	$239,290	$204,831
Network	16,070	17,134	18,484	67,610	66,297
Corporate - Other (1)	(20,509)	(23,058)	(22,875)	(86,877)	(86,503)

Total Adjusted EBITDA (2)	$54,887	$51,977	$51,191	$220,023	$184,625

Adjusted EBITDA Reconciliation:
Income from operations	$10,418	$15,017	$4,514	$40,067	$26,533
Depreciation, amortization and accretion	38,519	35,003	38,201	150,854	135,123
Non-cash, equity-based compensation	5,950	1,957	8,476	29,102	22,969

Adjusted EBITDA	$54,887	$51,977	$51,191	$220,023	$184,625

Reconciliation of Adjusted EBITDA to Income (Loss) before Income Taxes:
Adjusted EBITDA	$54,887	$51,977	$51,191	$220,023	$184,625
Depreciation, amortization and accretion	(38,519)	(35,003)	(38,201)	(150,854)	(135,123)
Non-cash, equity-based compensation	(5,950)	(1,957)	(8,476)	(29,102)	(22,969)
Interest income	35	447	33	226	3,364
Interest expense	(14,266)	(14,224)	(14,533)	(57,976)	(50,450)
Other income (expense)	(685)	(1,127)	613	(434)	1,583

Income (Loss) before Income Taxes	$(4,498)	$113	$(9,373)	$(18,117)	$(18,970)

Leveraged Free Cash Flow Reconciliation:
Adjusted EBITDA	$54,887	$51,977	$51,191	$220,023	$184,625
Cash capital expenditures	(57,132)	(36,889)	(30,328)	(132,936)	(246,166)
Cash interest paid	(11,586)	(11,276)	(5,541)	(37,228)	(32,380)
Interest income	35	447	33	226	3,364

Leveraged Free Cash Flow (3)	$(13,796)	$4,259	$15,355	$50,085	$(90,557)

(1)	Corporate - Other adjusted EBITDA includes all costs not directly associated with hosting services or network services. Costs not directly associated with hosting services or network services include, but are not limited to, general and administrative costs.
(2)	Adjusted EBITDA represents income from operations before depreciation, amortization, accretion and non-cash, equity-based compensation. We have included information concerning adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. The calculation of adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
(3)	Leveraged Free Cash Flow represents adjusted EBITDA less cash capital expenditures and less cash interest, net. We have included information concerning leveraged free cash flow because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity.

SAVVIS, Inc. and Subsidiaries

Unaudited Supplemental Revenue Information

(in thousands, except per square foot amounts)

	Three Months Ended
	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Data Center Revenue
Colocation	$83,245	$84,232	$84,856	$85,341	$86,892
Managed hosting	67,672	68,086	67,303	62,814	67,772

Average Billed Square Feet
Colocation	611.3	590.5	595.4	608.6	592.3
Managed hosting	20.5	21.2	21.4	22.2	22.9

Average Monthly Data Center Revenue Per Billed Square Foot (1)
Colocation	$45.4	$47.6	$47.5	$46.7	$48.9
Managed hosting	1,101.4	1,069.2	1,046.4	945.1	985.4

(1)	Average monthly data center revenue per billed square foot is calculated as the revenue per quarter divided by the average billed square feet per quarter stated on a monthly basis.

Network Revenue Supplemental Information:

	Three Months Ended
	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Core (1)	$24,761	$25,585	$26,918	$28,616	$31,483
Sustaining (2)	46,776	43,620	40,784	36,440	33,672

Total Network Revenue	$71,537	$69,205	$67,702	$65,056	$65,155

(1)	Core network includes revenue from Thomson Reuters and from other financial vertical and data center customers, who also purchase bundled network and hosting services.
(2)	Sustaining network includes revenue from network services that are either in slower growth or declining markets or are not directly tied to the future growth of the company’s network and hosting businesses.